Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon National Corporation:

We consent to the use of our report dated February 24, 2015, except as to the consolidated statements of condition, income, comprehensive income, equity, and cash flows; Note 1; Note 13; Note 14; Note 16; Note 17; Note 21; Note 22; Note 25; and Note 27; as to which the date is October 19, 2015, with respect to the consolidated statements of condition of First Horizon National Corporation and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference to the Form 8-K of the Company dated October 19, 2015. Our report refers to a retroactive change in the Company’s method of accounting for investments in qualified affordable housing projects. We also consent to the use of our report dated February 24, 2015 with respect to the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference to the December 31, 2014 Annual Report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Memphis, Tennessee
January 26, 2016